Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "LIMITLESS X HOLDINGS INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF JANUARY, A.D. 2025, AT 12:25 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4864845 8100
SR# 20250005635

Authentication: 202620261
Date: 01-04-25

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:25 PM 01/02/2025
FILED 12:25 PM 01/02/2025
SR 20250005635 - File Number 4864845

CERTIFICATE OF DESIGNATION
OF
CLASS C CONVERTIBLE PREFERRED STOCK
OF
LIMITLESS X HOLDINGS INC.,
a Delaware corporation

Limitless X Holdings Inc. (the "Company"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that the following resolution was duly adopted by the Board of Directors (the "Board") of the Company with the designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, having been fixed by the Board pursuant to the authority granted to it under Article IV of the Company's Amended and Restated Certificate of Incorporation, as amended (the "A&R Certificate"), and in accordance with the provisions of Section 151 of the DGCL:

WHEREAS, the Company has 30,000,000 shares of Preferred Stock authorized, 500,000 of which have been designated as Class A Convertible Preferred Stock ("Class A Stock"), and 11,000,000 of which have been designated as Class B Convertible Preferred Stock ("Class B Stock").

RESOLVED, that pursuant to the authority conferred upon the Board by the A&R Certificate of the Company, the Board hereby authorizes the designation of 5,000,000 shares of Class C Convertible Preferred Stock, par value $0.0001 per share, of the Company, and hereby fixes the powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, of such shares, in addition to those set forth in the A&R Certificate of the Company, as follows:

Section 1. Designation and Amount. The shares of the class of convertible preferred stock (the Company's preferred stock, the "Preferred Stock") hereby and herein created shall have a par value of $0.0001 per share and shall be designated as Class C Convertible Preferred Stock (the "Class C Convertible Preferred Stock") and the number of shares constituting the Class C Convertible Preferred Stock shall be 5,000,000.

Section 2. Rank. The Class C Convertible Preferred Stock shall rank: (i) junior to Class A Stock and Class B Stock, (ii) senior to any other class or series of outstanding Preferred Stock or to the Company's common stock ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created ("Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

Section 3. Dividends. The Class C Convertible Preferred Stock shall not be entitled to dividends except as required by law.

Section 4. Liquidation/Merger Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of shares of Class C Convertible Preferred Stock (each, a "Holder", and collectively, the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities, but after distribution to Class A Stock and Class B Stock, in an amount per share equal to $0.01 per share plus, if applicable, any allocable and due dividends per share. A "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company's assets; (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity)); (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) (other than an underwriter of the Company's securities), of the Company's securities if, after such closing, such person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity); or (D) a liquidation, dissolution or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately prior to such transaction.

(b) Upon the completion of the distribution required by Section 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's A&R Certificate including any duly adopted Certificate(s) of Designation.

Section 5. Conversion of Preferred Shares to Common. The Holders may convert their shares of Class C Convertible Preferred Stock to shares of Common Stock as follows:

(a) *Conversion Option.* Subject to the Beneficiation Ownership Limitation (as defined below) set forth in Section 5(f), upon a Liquidation Event or at the option of the Holder, in the Holder's sole discretion, any Holder of Class C Convertible Preferred Stock shall be entitled at the office of the Company or any transfer agent for the Class C Convertible Preferred Stock designated by the Company to the holder in writing (the "Transfer Agent"), to convert the shares of Class C Convertible Preferred Stock into Common Stock by electing, in writing, to convert the shares of Class C Convertible Preferred Stock then outstanding and held by the Holder into shares of Common Stock of the Company, on a one share of Class C Convertible Preferred Stock for one hundred (100) shares of Common Stock basis subject to adjustment set forth in Section 5(e) upon tender of the Notice of Conversion (as defined below).

(b) *Mechanics of Conversion.* In order to convert Class C Convertible Preferred Stock into shares of Common Stock under the conversion option specified in Section 5(a), the Holder shall (i) fax or deliver via electronic mail on the Conversion Date (as defined below) a copy of a

fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert their Class C Convertible Preferred Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Class C Convertible Preferred Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Class C Convertible Preferred Stock being converted (the "Preferred Stock Certificate(s)"), duly endorsed for transfer; unless the holder notifies the Company or its Transfer Agent that such certificate(s) have been lost, stolen, or destroyed (subject to the requirements of Section 5(c)(i)) below; or if the shares are held in book-entry form by the Transfer Agent, then written directive to the Transfer Agent directing them to acknowledge the conversion by updating their ledger to evidence the completion of the transaction. Upon receipt by the Company or the Transfer Agent of a Notice of Conversion, the Company or the Transfer agent, as applicable, shall immediately send, but in all cases, no later than two business days after receipt thereof, via facsimile or email, a confirmation of receipt of the Notice of Conversion, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company or the Transfer Agent, as applicable, whom the Holder should contact regarding information related to the conversion.

(c) *Administration.*

i. *Lost or Stolen Certificates.* Upon receipt by the Company or the Transfer Agent of evidence of the loss, theft, destruction, or mutilation of any stock certificates representing shares of Class C Convertible Preferred Stock, and, in the case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver (or cause the Transfer Agent to deliver) new stock certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen stock certificates if the Holder contemporaneously requests the Company to convert such Class C Convertible Preferred Stock into Common Stock.

ii. *Delivery of Common Stock upon Conversion.* The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third business day (the "Deadline") after receipt by the Company or the Transfer Agent of a Notice of Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two-day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, or in the event that the shares are held in book entry with the Transfer Agent, then the Company shall direct the Transfer Agent to update its ledger to evidence such conversion by the Deadline and notify the Holder as such. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class C Convertible Preferred Stock shall be made within five business days after the Conversion Date. Without limiting a Holder's other rights at law or in equity, should delivery be later than five business days after the Conversion Date, the Holder shall

have the right to either (1) rescind the conversion by facsimile or email notice to the Company; (2) by giving a new Notice of Conversion, adjust the conversion price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class C Convertible Preferred Stock.

iii. *No Fractional Shares.* If any conversion of the Class C Convertible Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

iv. *Date of Conversion.* The date on which conversion occurs (the "Conversion Date") shall be deemed the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is received by the Company or the Transfer Agent before 11:59 p.m., Pacific Time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of such shares of Common Stock on the Conversion Date.

(d) *Reservation of Stock Issuable upon Conversion.* The Company shall at all times reserve and keep available or make provision to increase, reserve, and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Class C Convertible Preferred Stock into Common Stock (regardless of the Beneficial Ownership Limitation); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class C Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) *Adjustment to Conversion Rate.*

i. The conversion price will be subject to adjustments for stock dividends, splits, combinations, and similar events as specified below.

ii. If prior to the conversion of all Class C Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Class C Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Class C Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") which the

Holder would have been entitled to receive in such transaction had the Class C Convertible Preferred Stock been convertible into New Assets from the date hereof (*provided, however*, that the limitation of how many New Assets the Holder will be entitled to receive in such transaction shall be subject to the Beneficial Ownership Limitation), at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class C Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Class C Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof (*provided*, *however*, that to the extent that the Holder's right to receive New Assets would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate to such extent and the portion of the distribution that the Holder would have been entitled to receive but for the Beneficial Ownership Limitation shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

iii. If any adjustment under this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the nearest whole share.

(f) *Beneficial Ownership Limitation.* The Company shall not effect any conversion of the Class C Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Class C Convertible Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates (as defined below), and any person acting as a group together with such Holder or any of such Holder's Affiliates (such persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Class C Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Class C Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5(f) applies, the determination of whether the Class C Convertible Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Class C Convertible Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Class C Convertible Preferred Stock may be converted (in

relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Class C Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 5(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company's most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be; (ii) a more recent public announcement by the Company; or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding Upon the written request of a Holder, the Company shall within two business days confirm in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Class C Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. An "Affiliate" means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Class C Convertible Preferred Stock held by the applicable Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Class C Convertible Preferred Stock.

Section 6. Voting Rights.

(a) The holders of the Class C Convertible Preferred Stock shall have no voting rights except as otherwise set forth in this Certificate of Designation or otherwise from time to time as required by law.

(b) The Holders of the Class C Convertible Preferred Stock shall not be entitled to notice of any regular or special meeting of the shareholders of the Company (unless required by applicable law).

Section 7. Status of Converted Stock. In the event any shares of Class C Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled,

and shall return to the status of authorized but unissued Preferred Stock of no designated class, and shall not be issuable by the Company as Class C Convertible Preferred Stock.

Section 8. Amendment. This Certificate of Designation may be amended by a written consent adopted of a majority of the issued and outstanding shares of Class C Stock as of the date of the amendment.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on December 31, 2024.

LIMITLESS X HOLDINGS INC.

By: __/s/Jaspreet Mathur______________
Name: Jaspreet Mathur
Title: Chief Executive Officer